Current volatile market conditions and continued production challenges have taken a toll on Soy Energy LLC. This letter is to inform our unit holders that in an attempt to preserve the long-term health of Soy Energy's business, we have decided to temporarily suspend operations at our facility while market conditions remain depressed.

While this is a setback, we are hopeful that the market for biodiesel will improve in the coming months, as a result of the Obama Administration's decision to increase the federal Renewable Fuels Standard - 2 biomass-based diesel requirements from 1 billion gallons this year to 1.28 billion gallons in 2013. We anticipate that this will have the effect of increasing the national market by almost one-third in 2013, an encouraging development that could help our company in 2013.

In the meantime, we are exploring multi partnership opportunities and/or other types of collaborations. The leadership at Soy Energy LLC continues to carefully weigh all available options in an effort to protect the company and our members.

Background

The biofuels industry is currently going through some great challenges, particularly with the volatile commodities market, and the political environment in Washington, D.C. While the RFS has helped the biodiesel market stay afloat, Congress has failed to reinstate the Biodiesel Blender's Tax Credit. Like other plants, Soy Energy is greatly impacted by these challenges.

Soy Energy continues to work towards its goal of producing high quality biodiesel from multiple feedstocks. We acquired a Crown technology biodiesel facility in Mason City and retrofitted the plant with new technology to provide for feedstock flexibility. In late 2011, Soy Energy restarted the Mason City plant with this advanced technology. Soy Energy hopes to be a leader in the use of inedible corn oil technology. We believe that we are one of the very few plants that can take multi-feedstock, distressed, lower value inputs and convert them into biodiesel. We believe this has great potential to give us an edge in the market.

However, Soy Energy has had multiple setbacks since purchasing the Mason City biodiesel facility. These include:

•	Time and costs to re-commission the core biodiesel facility and install the new front end.

•	the tank rupture in May, which closed our facility down for almost a month.

•	We have pending legal issues.

We are very proud of the team we have developed, and it is our hope that this shutdown is temporary, but we believe it is a necessary step to re-evaluate Soy's business and rebuild it for the future. We are hopeful that Soy Energy can emerge from this challenge stronger than before.

Jeff Oestmann
President & CEO
Soy Energy LLC